Message to Employees
Date: Monday, May 22, 2023
Subject: Organizational Updates

All-

This morning, we informed a number of team members that their positions at DHI have been eliminated. Anytime we lose a colleague it’s upsetting. I promise that we treated all those affected with the utmost respect, dignity and care. I thank all of those who will be leaving us for their contributions to DHI.

We were thoughtful in our approach to this decision. As we respond to market conditions and forecast challenging revenue growth, we must do what is best for the health of our business by managing our investment and expenses. In conjunction with our recent announcement of Chris’ departure, we concluded a streamlined organizational structure would better help us execute priorities, while reducing layers of management. This means being a more efficient and nimble organization – with the right structure and the right positions — to drive our business objectives with greater velocity, all while ensuring we have a high performing team.

There are several people taking on new responsibilities as a result of this reorganization. We’ll be sharing those more broadly in the coming days.

We are recruiting only for a few mission-critical positions and don’t anticipate hiring more positions this year. While the positions that have been eliminated will not be backfilled, a greater focus and stronger prioritization shouldn’t create a burden for you nor impact career opportunities within DHI. We don’t anticipate any other major changes. We have work to do and you’re the team to get us there.

I’m sure you have many questions. I am extending tomorrow’s One Team Huddle to 50 minutes and dedicating the entire time to this topic to answer your questions. Also, an updated org chart will be posted to hi today.

Our strong values and connection to one another are what keeps this organization going and you are the people who will help grow the business and take DHI to the next level.

Thank you all for your continued commitment to DHI.

Art